Exhibit 23.02


                          March 23, 1994




Enron Corp.
1400 Smith Street
Houston, Texas 77002

Gentlemen:

           We hereby consent to the references to our firm and to our opinions delivered to Enron Oil & Gas Company (the Company) relating to our comparison of estimates prepared by us to those furnished to us by the Company of proved oil, condensate, natural gas, and natural gas liquids reserves of certain selected properties owned by the Company as prepared in our letter reports dated January 23, 1992, January 20, 1993, and January 27, 1994, for estimates as of January 1, 1992, January 1, 1993, and January 1, 1994, respectively, to be included in the section "Oil and Gas Exploration and Production Properties and Reserves -- Reserve Information" and Note 20 to Enron Corp.'s Consolidated Financial Statements entitled "Oil and Gas Producing Activities -- Oil and Gas Reserve Information" in Enron Corp.'s Annual Report on Form 10-K for the year ended December 31, 1993, to be filed with the Securities and Exchange Commission on or about March 28, 1994. We also consent to the inclusion of our letter report, dated January 27, 1994, addressed to the Company as an Exhibit (23.03) to Enron Corp.'s Form 10-K. Additionally, we hereby consent to the incorporation by reference of such references to our firm and to our opinions included in Enron Corp.'s Form 10-K in Enron Corp.'s previously filed Registration Statement nos. 2-90992, 2-86917, 33-13397, 33-13498, 33-27893, 33-
34796, 33-35065, 33-43324, 33-46459, 33-55580, 33-54132, 33-
52768, 33-52261, 33-50641, 33-49839, and 33-52143.

Very truly yours,


DeGOLYER and MacNAUGHTON
DeGOLYER and MacNAUGHTON